Exhibit 99.1

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Company Reports FFO and Core FFO of $0.58 for Second Quarter Driven by Accelerating Cash Flows from Strong Leasing Momentum and Investment Returns

SAN DIEGO, Calif. – July 28, 2015 – BioMed Realty Trust, Inc. (NYSE: BMR), investing in the highest quality institutional real estate to meet growing demand across the life science industry, today reported funds from operations (FFO) and core FFO (CFFO) per diluted share of $0.58 for the second quarter ended June 30, 2015, driven by the company’s strong leasing, development deliveries, and investment acumen over the past four quarters.

The company’s unique platform, anchored by a deep team of life science real estate professionals, delivered a new record for gross leasing in the quarter with 1.3 million square feet led by new leases with Eli Lilly and Alnylam Pharmaceuticals in Cambridge, Massachusetts, Regeneron Pharmaceuticals in New York, and Illumina in Cambridge, United Kingdom, as well as leases to top tier research institutions Duke University and Wake Forest University. Total gross leasing in the second quarter resulted in approximately 218,400 square feet of positive net absorption in the operating portfolio and an additional 370,300 square feet of absorption across the company’s development portfolio.

Second Quarter Highlights

The company:

•

Continued to leverage its well-leased development pipeline, comprising approximately 2.3 million rentable square feet, by delivering two Class A life science buildings during the quarter: 430 Cambridge Science Park in Cambridge, United Kingdom, which is 100% leased to Takeda, and 450 Kendall Street in Cambridge, Massachusetts. The 450 Kendall Street property, in the heart of Kendall Square, is approximately 66% leased as of today, including Eli Lilly and MPM Capital, with ongoing discussions and negotiations for the remainder of the space;

•

Added two new projects totaling approximately 439,500 rentable square feet to its development pipeline with the start of construction on a 155,000 square foot build-to-suit for Illumina at Granta Park in Cambridge, United Kingdom and approximately 284,500 square feet at the Chesterfield Building in Durham, North Carolina, which is anchored by a 100,000 square foot lease to Duke University.

•

Expanded its presence and value creation opportunity in the growing and supply-constrained University Towne Centre submarket of San Diego with the acquisition of Towne Centre Technology Park, comprising approximately 182,900 square feet of laboratory and office space and additional development potential of 104,500 square feet, for approximately $84.0 million;

•	Generated net gains totaling approximately $50.5 million, primarily from the sale of an equity investment in a single life science company; and

•	Earned an upgrade to its investment grade corporate credit rating from Moody’s Investors Service to Baa2 from Baa3.

Alan Gold, Chairman, President and Chief Executive Officer of BioMed Realty, commented, “The health and strength of the life science industry continues to drive robust growth and demand for high quality real estate. This growth and demand that we are seeing further validates our strategy of staying focused on the entire continuum of the life science real estate sector.”

Second Quarter 2015 Portfolio Update

During the quarter ended June 30, 2015, the company executed 46 leasing transactions representing a record 1.3 million square feet of gross leasing, driving positive net absorption for the quarter of 218,400 square feet within the operating portfolio, and an additional 370,300 square feet of absorption across the company’s development portfolio. As of June 30, 2015, the operating portfolio leased percentage based on square footage improved 180 basis points from 89.2% to 91.0%. The active new construction portfolio now comprises eight projects totaling over 2.3 million square feet. At quarter end, five of the eight projects are 100% pre-leased with a weighted-average lease term in excess of 15 years, and the entire portfolio is 75.0% pre-leased.

Second quarter leasing was comprised of:

•	28 new leases totaling approximately 1.0 million square feet, highlighted by new and expanded tenant relationships with:

•	Alnylam Pharmaceuticals for approximately 295,000 square feet at the 675 West Kendall Street property in Cambridge, Massachusetts;

•	Illumina for a 155,000 square foot build-to-suit lease transaction at Granta Park in Cambridge, United Kingdom;

•	Regeneron Pharmaceuticals for approximately 116,200 square feet at the Landmark at Eastview campus in Tarrytown, New York;

•	Wake Forest University for approximately 115,300 square feet at the Wake 60 property in Winston-Salem, North Carolina;

•	Duke University for 100,000 square feet at the Chesterfield Building in Durham, North Carolina; and

•	Eli Lilly for approximately 22,400 square feet at the 450 Kendall Street and 60 Hampshire properties in Cambridge, Massachusetts.

•	18 lease renewals and extensions totaling approximately 264,800 square feet.

During the second quarter, the company completed construction of two development projects, which were delivered on time and on budget, including:

•

An approximately 63,500 square foot laboratory and office building at 450 Kendall Street in Cambridge, Massachusetts, located in close proximity to three of the company’s properties in the heart of the Kendall Square: 500 Kendall Street, 675 West Kendall Street and 650 East Kendall Street.

•

An approximately 42,400 square foot laboratory and office build-to-suit development which is 100% leased to a subsidiary of Takeda Pharmaceutical Company at 430 Cambridge Science Park in Cambridge, United Kingdom.

Also during the second quarter, the company acquired the Towne Centre Technology Park for $84.0 million to meet the strong and growing demand in the expanding core life science submarket of University Towne Centre in San Diego. The three-building property, comprised of approximately 182,900 square feet, is part of the active redevelopment pipeline and includes additional potential development of 104,500 square feet in the company’s land bank.

In the quarter, the company recorded an impairment loss of $35.1 million, primarily as a result of the sale of its King of Prussia property in Radnor, Pennsylvania for approximately $35.2 million in gross proceeds.

Subsequent to the end of the second quarter, the company:

•

Completed the acquisition of a historical rehabilitation development project in Providence, Rhode Island which is expected to comprise approximately 267,000 square feet and is 100% leased to Brown University, the University of Rhode Island and Rhode Island College for expected use as office space and a nursing school. The project also includes development of 172 residential units primarily for use by Brown University graduate school students and a 750-space parking garage; and

•

Executed three new leases at the Pacific Research Center aggregating approximately 102,800 square feet, including new leases with Stanford Health Care and Carbylan Therapeutics. As a result of these three leases, the Pacific Research Center is now approximately 88% leased.

Second Quarter 2015 Financial Results

Total revenues for the second quarter were approximately $158.0 million, compared to approximately $171.2 million for the same period in 2014. Rental revenues for the second quarter were approximately $116.3 million, compared to $120.9 million for the same period in 2014.

CFFO and FFO, calculated in accordance with standards established by NAREIT, for the second quarter were $0.58 per diluted share. This amount includes realized gains totaling $50.5 million, or $0.24 per diluted share, net of an allocation of income attributable to noncontrolling interests, primarily from the sale of equity investments in a single life science company. CFFO and FFO for the same period in 2014 were $0.40 per diluted share.

Adjusted funds from operations (AFFO) was $0.48 per diluted share for the quarter, compared to $0.32 per diluted share for the same period in 2014. The company reported net income attributable to common stockholders for the quarter of approximately $23.6 million, or $0.11 per diluted share, compared to $18.6 million, or $0.10 per diluted share, for the same period in 2014.

“The combination of extraordinary leasing success and value creation from strategic investments throughout the past few quarters generated strong top and bottom line results for the second quarter and first half of 2015,” said Greg Lubushkin, BioMed Realty’s Chief Financial Officer. “Equally important is that we are successfully expanding the platform for our future growth by reinvesting proceeds from strategic asset recycling and direct investments in the robust life science industry into world-class laboratory and office facilities in the core centers of life science innovation, in particular Boston/Cambridge, the San Francisco Bay Area and San Diego. These growth opportunities are, and will continue to be, funded by a sound, pro-actively managed capital structure, which was further validated during the quarter with the upgrade to our investment grade corporate credit rating from Moody’s.”

FFO, CFFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO, CFFO and AFFO and definitions of terms are included at the end of this release.

Financing Activity

During the second quarter, the company’s investment grade corporate credit rating was upgraded by Moody’s Investors Service to Baa2 from Baa3. The upgrades came approximately one year after Standard & Poor’s Ratings Services upgraded the company’s rating to BBB with a stable outlook.

Subsequent to the end of the second quarter, the company refinanced the loan secured by its PREI joint venture’s 650 East Kendall Street property which was scheduled to mature on August 13, 2015. Under the terms of the new loan, the amount financed was increased to $160 million from approximately $139 million and the applicable credit spread over LIBOR was reduced from 205 basis points to 140 basis points over a new five-year term. The facility matures in August 2020, with two one-year extension options exercisable at the joint venture’s discretion.

Earnings Guidance

The company’s updated 2015 guidance for net income per diluted share and FFO (and CFFO) per diluted share are set forth and reconciled below. Projected net income per diluted share and FFO (and CFFO) per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 208.0 million and 209.0 million, respectively.

2015
(Low - High)
Projected net income per diluted share attributable to common stockholders	$0.36 - $0.42
Add:
Impairment of real estate, net	0.16
Real estate depreciation and amortization	1.21
Noncontrolling interests in operating partnership	0.01
Projected FFO per diluted share	$1.74 - $1.80
Add:
Acquisition-related expenses	0.01
Projected CFFO per diluted share	$1.75 - $1.81

Key assumptions underlying the company’s updated projections of 2015 net income per diluted share and FFO (and CFFO) per diluted share are included in the company’s Supplemental Operating and Financial Data for the three months ended June 30, 2015 available on the company’s website. In addition, the company has posted an updated slide presentation for the second quarter on its website under the title “Investor Presentation – July 2015”.

The company’s 2015 FFO and CFFO estimates reflect the impact of previously announced new investments and dispositions. The foregoing estimates also include the impact of: (i) lease terminations recorded through the six months ended June 30, 2015, aggregating $16.2 million, or $0.08 per diluted share, (ii) investment gains and losses, net of an allocation of income attributable to noncontrolling interests, estimated for the full year 2015 to be approximately $76.7 million, or $0.37 per diluted share, and (iii) the impact of the new development project in Providence, Rhode Island. These estimates also do not include the effect of any other lease termination revenue or investment gains or losses.

The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2015 FFO and CFFO estimates do not reflect the impact of any other future new investments (acquisitions or development), or related financing activity, as the impact of such investments may vary significantly based on the nature of these investments, timing and other factors.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, timing of revenue recognition, interest rates, financings, acquisitions, dispositions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Wednesday, July 29, 2015 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com, which will include an online slide presentation to accompany the call, or live by calling (888) 895-5479 (domestic) or (847) 619-6250 (international) with call ID number 40272432. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 12:30 p.m. Pacific Time on Wednesday, July 29, 2015 until midnight Pacific Time on Tuesday, August 4, 2015 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 40272432#.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 18.7 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with security breaches and other disruptions to the company’s information technology networks and related systems; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Land	$651,201	$704,958
Building and improvements	4,956,823	4,877,135
Land under development	248,225	151,242
Construction in progress	777,766	629,679

Investments in real estate, gross	6,634,015	6,363,014
Accumulated depreciation	(1,026,103)	(946,439)

Investments in real estate, net	5,607,912	5,416,575
Investments in unconsolidated partnerships	34,469	35,291
Cash and cash equivalents	45,329	46,659
Accounts receivable, net	10,740	14,631
Accrued straight-line rents, net	169,592	163,716
Deferred leasing costs, net	229,290	219,713
Other assets	240,877	274,301

Total assets	$6,338,209	$6,170,886

LIABILITIES AND EQUITY
Mortgage notes payable, net	$488,945	$496,757
Exchangeable senior notes	—	95,678
Unsecured senior notes, net	1,294,614	1,293,903
Unsecured senior term loans	750,856	749,326
Unsecured line of credit	369,000	84,000
Accounts payable, accrued expenses and other liabilities	353,947	381,280

Total liabilities	3,257,362	3,100,944
Equity:
Stockholders’ equity:
Common stock, $.01 par value, 250,000,000 shares authorized, 203,567,974 shares and 197,442,432 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	2,036	1,975
Additional paid-in capital	3,750,959	3,649,235
Accumulated other comprehensive loss, net	(24,544)	(2,214)
Dividends in excess of earnings	(710,913)	(645,983)

Total stockholders’ equity	3,017,538	3,003,013
Noncontrolling interests	63,309	66,929

Total equity	3,080,847	3,069,942

Total liabilities and equity	$6,338,209	$6,170,886

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Rental	$116,260	$120,924	$233,780	$240,950
Tenant recoveries	41,573	40,280	85,529	79,015
Other revenue	141	9,957	16,675	20,072

Total revenues	157,974	171,161	335,984	340,037

Expenses:
Rental operations	55,270	53,636	113,917	106,159
Depreciation and amortization	61,272	62,736	128,352	125,145
General and administrative	12,531	12,443	25,320	24,385
Executive severance	—	—	9,891	—
Acquisition-related expenses	1,100	1,134	1,564	2,384

Total expenses	130,173	129,949	279,044	258,073

Income from operations	27,801	41,212	56,940	81,964
Equity in net income / (loss) of unconsolidated partnerships	139	(10)	292	(148)
Interest expense, net	(19,315)	(23,131)	(40,710)	(51,141)
Impairment of real estate	(35,071)	—	(35,071)	—
Other income	64,021	1,027	76,905	9,190

Net income	37,575	19,098	58,356	39,865
Net income attributable to noncontrolling interests	(13,997)	(462)	(17,433)	(2,396)

Net income attributable to the Company	23,578	18,636	40,923	37,469
Net income per share attributable to common stockholders:
Basic and diluted earnings per share	$0.11	$0.10	$0.20	$0.19

Weighted-average common shares outstanding:
Basic	202,055,325	191,003,248	201,423,721	190,954,827

Diluted	207,458,236	196,800,354	206,997,405	196,673,649

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO attributable to common shares and OP units and a reconciliation to net income for the three and six months ended June 30, 2015 and 2014 (in thousands, except per share and share data) were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income attributable to the Company	$23,578	$18,636	$40,923	$37,469
Adjustments:
Impairment of real estate	35,071	—	35,071	—
Noncontrolling interests in operating partnership	613	514	1,070	1,035
Depreciation and amortization – unconsolidated partnerships	1,050	403	2,056	776
Depreciation and amortization – consolidated entities	61,272	62,736	128,352	125,145
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(773)	(599)	(1,585)	(1,040)

FFO attributable to common shares and units – basic	120,811	81,690	205,887	163,385
Interest expense on Exchangeable Senior Notes	—	1,688	183	3,375

FFO attributable to common shares and units – diluted	120,811	83,378	206,070	166,760
Acquisition-related expenses	1,100	1,134	1,564	2,384

CFFO attributable to common shares and units – diluted	$121,911	$84,512	$207,634	$169,144

FFO per share – diluted	$0.58	$0.40	$0.99	$0.80

CFFO per share – diluted	$0.58	$0.40	$0.99	$0.81

Weighted-average common shares and units outstanding – diluted (1)	208,969,199	208,887,941	209,100,647	208,761,935

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three and six months ended June 30, 2015 and 2014 was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
CFFO – diluted	$121,911	$84,512	$207,634	$169,144
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(21,600)	(21,553)	(37,382)	(29,284)
Leasing commissions	(2,205)	(1,929)	(5,761)	(3,839)
Non-cash revenue adjustments	(5,405)	(1,830)	(8,641)	(4,752)
Deferred revenue	520	311	863	590
Non-cash debt adjustments	2,482	3,376	5,442	6,501
Non-cash equity compensation	3,347	3,729	11,354	7,479
Depreciation included in general and administrative expenses	838	757	1,682	1,497
Share of non-cash unconsolidated partnership adjustments	(90)	18	(44)	36
Adjustments for noncontrolling interests	420	80	775	121

AFFO available to common shares and units	$100,218	$67,471	$175,992	$147,493

AFFO per share – diluted	$0.48	$0.32	$0.84	$0.71

Weighted-average common shares and units outstanding – diluted (1)	208,969,199	208,887,941	209,100,647	208,761,935

(1)	The six months ended June 30, 2015 includes 593,709 shares of common stock potentially issuable pursuant to the exchange feature of the Exchangeable Senior Notes based on the “if converted” method. The three and six months ended June 30, 2014 both include 10,578,132 shares of common stock potentially issuable pursuant to the exchange feature of the Exchangeable Senior Notes based on the “if converted” method. The three months ended June 30, 2015 and 2014 include 1,510,963 and 1,590,455 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The six months ended June 30, 2015 and 2014 include 1,509,533 and 1,510,154 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.